Bear Lake Recreation, Inc. Announces Letter Of Intent to Acquire Vault Technologies, Inc.

Salt Lake City, Utah (BUSINESS WIRE) -- October 16, 2006 -- Bear Lake Recreation, Inc. (OTC:BB BLKR), today announced the execution of a Letter of Intent to acquire Vault Technologies, Inc., an Alberta technology corporation utilizing software and hardware solutions to optimize the value of parking assets for its customers and maintain auditable records for compliance purposes.

The closing is subject to the execution and delivery of a definitive agreement and various other conditions, including but not limited to the raising of minimum gross proceeds of $2,000,000 by Vault Technologies prior to closing and the effectiveness of a 1 for 3.5 share reverse split by Bear Lake Recreation. No assurance can be given that this acquisition will be completed.

About Vault Technologies, Inc.

Vault Technologies, Inc. engages in the design, manufacture, marketing, implementation, and servicing of enterprise-wide information parking solutions for parking facility owners, operators, and managers in the following industries: commercial real estate, universities and colleges, hospitals, municipalities, train stations and airports, and hotels. The Company optimizes the value of parking assets for its customers and keeps them in compliance via the Vault Management Suite [VMS], a comprehensive turn-key parking solution consisting of software, parking terminals and equipment, planning and implementation services, integration services, and after sales support and maintenance. Sales and services for the Vault solution are made available through direct sales and independent dealers/distributors throughout the United States, Canada, and Mexico. Incorporated in 2002, Vault Technologies is headquartered in Dallas, Texas. For more information please visit www.vaultpark.com .

Safe Harbor

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contacts

Bear Lake Recreation, Inc.

Wayne Bassham, 801-278-9424, waynoworldusa@yahoo.com

Vault Technologies, Inc.

Anthony Giombetti, 612-605-8310, anthony@giopr.com